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                                                             EXHIBIT (c)(13)(a)



NORTHROP

                                                                January 21, 1992



                           CONFIDENTIALITY AGREEMENT


Grumman Corporation
1111 Stewart Avenue
Bethpage, New York  11714-3580

Dear Sirs:

This letter agreement will confirm our possible interest in preliminary discussions ("Discussions") which might lead to some form of negotiated transaction between the parties (the "Transaction"). During such Discussions, we, which term shall include Northrop Corporation, its directors, officers, employees and affiliates and you, which term shall include Grumman Corporation, its directors, officers, employees and affiliates, may determine that it is necessary and appropriate to exchange certain information relating to Northrop or Grumman respectively. Any such information (whether written or oral) furnished to either party to this letter agreement (whether before or after the date hereof) by the other party or its respective financial advisors, attorneys, accountants or agents (collectively, "Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by either party or its Representatives in connection with such party's or its Representatives' review of, or interest in, the Discussions or the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not include information which (i) is or becomes publicly available other than as a result of a disclosure by the receiving party or its Representatives or (ii) is or becomes available to the receiving party on a nonconfidential basis from a source (other than that party or its Representatives) which, to the best of the receiving party's knowledge is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation, or (iii) is independently developed by the receiving party without reference to the Information.
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Grumman Corporation
January 21, 1992
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Accordingly, we and you hereby agree that:

1. Each of the parties and its Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the party which furnished the Information, disclose the Information in any manner whatsoever, and (ii) will not use the Information other than in connection with the Transaction; provided, however, that each of the parties may reveal the Information to its respective Representatives
         (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement.

2. Each of the parties and its Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other party's prior written consent, disclose to any person the fact that the Information exists or has been made available, that either party is considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or any term, condition or other fact relating to any such Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that we or any of our Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, we will notify you promptly so that you may seek a protective order or other appropriate remedy or, in your sole discretion, waive compliance with the terms of this letter agreement. Similarly, in the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information provided by us, you will notify us promptly so that we may seek a protective order or other appropriate remedy or in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, that we or you waive compliance with the terms of this letter agreement, or that disclosure is legally required, the disclosing party will
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Grumman Corporation
January 21, 1992
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         furnish only that portion of the Information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If either party determines to cease discussions and/or not to proceed with a Transaction, it will promptly inform the other party of that decision. In that case, both parties at their sole election will either (i) promptly destroy all copies of the written Information in its or its Representatives' possession and confirm such destruction to the other party in writing, or (ii) promptly deliver to the other party at the returning party's expense all copies of the written Information in its or its Representatives' possession.

5. The parties acknowledge that neither party, its affiliates, or Representatives, nor any of its or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information furnished to the other party, and the parties agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. The parties further agree that they are not entitled to rely on the accuracy or completeness of the Information and that they will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a Transaction, subject to such limitations and restrictions as may be contained therein.

6. The parties acknowledge that they are aware and will advise their Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. For a period of three years from the date of this letter agreement, neither party nor any of its controlled
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Grumman Corporation
January 21, 1992
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         subsidiaries will, unless specifically invited by the other party or its Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other party, or any assets of the other party or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other party or its securities or assets; (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing. The parties agree that for the period specified above, neither will request the other (its officers, directors, employees and agents), directly or indirectly, to waive any provision of this paragraph.

8. Each of the parties agrees that, for a period of two years from the date of this letter agreement, it will not, directly or indirectly, solicit for employment any employee of the other party or any of its subsidiaries who became known to it as a result of the Discussions or its consideration of a Transaction provided, however, that any such solicitation shall not be deemed a breach of this agreement if (i) the personnel who perform such solicitation have no access to or knowledge of any Information or this agreement and (ii) none of the soliciting party's personnel who have access to the Information have actual advance knowledge of such solicitation. The term "solicit for employment" shall not be deemed to include general solicitations of employment not specifically directed towards employees of Northrop or Grumman.

9. The parties agree that all (i) communications regarding the Discussions or a Transaction, (ii) requests for additional Information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Discussions or a Transaction, will be
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Grumman Corporation
January 21, 1992
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         submitted or directed to Dr. James G. Roche, Corporate Vice
         President-Advanced Development and Planning, if to Northrop Corporation and to Jacob Busolina if to Grumman Corporation.

10. Each of the parties acknowledges that remedies at law may be inadequate to protect it against any actual or threatened breach of this letter agreement and, without prejudice to any other rights and remedies otherwise available to them, the parties agree that each of them shall be entitled to equitable relief, including injunction. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached then the breaching party shall reimburse the nonbreaching party for costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

11. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. This letter agreement will be governed by and construed in accordance with the laws of the State of California.

13. This letter agreement contains the entire agreement between the parties concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding, unless approved in writing by each of the Parties.

14. Any notice or communication hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested as follows:
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Grumman Corporation
January 21, 1992
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(i)      If to Northrop to:

         Northrop Corporation
         1840 Century Park East
         Los Angeles, CA  90067
         Attention:  R. R. Molleur, Esq.
         Telecopier:  (310) 210-3378

(ii)     If to Grumman Corporation to:

         Grumman Corporation
         Stewart Avenue
         Bethpage, New York  11714-3580
         Attention:  John Mullan, Esq.
         Telecopier:  (516) 575-2179

Please confirm your agreement with the foregoing by signing and returning the duplicate copy of this letter enclosed herewith.

                                               Very truly yours,

                                               NORTHROP CORPORATION

                                               By:
                                                   -----------------------------

                                               Name:   James F. Roche
                                                       -------------------------
                                                       Corporate Vice President-
                                                       Advanced Development And
                                               Title:  Planning
                                                       -------------------------

Accepted and Agreed as of the date first written above:



By:
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